Filed Pursuant to Rule 424(b)(2)

File Number 333-126811

Pricing Supplement to the Prospectus dated September 21, 2005 and the Prospectus Supplement dated September 22, 2005

$4,000,000

BARCLAYS BANK PLC

Medium-Term Notes, Series A, No. X-152

12.00% Exchangeable Notes due February 28, 2007

Linked to the Common Stock of The Nasdaq Stock Market, Inc.

Issuer:	Barclays Bank PLC

Issue Date:	February 28, 2006

Maturity Date:	February 28, 2007

Coupon:	12.00% per annum, paid monthly and calculated on a 30/360 basis

Linked Security:	The Nasdaq Stock Market, Inc. (the “Company”) Common Stock, $0.0100 par value (the “Linked Shares”), (traded on the NASDAQ National Market under the symbol “NDAQ”)

Initial Share Price:	$41.04

Final Share Price:	Closing price of Linked Shares on the final valuation date

Protection Price:	$28.73 (70% of Initial Share Price)

Payment at Maturity:	You will receive the full principal amount of your Notes at maturity unless:

(a) the final share price is lower than the initial share price; and

(b) between February 24, 2006 (the “initial valuation date”) and February 26, 2007 (the “final valuation date”), inclusive, the closing price of the Linked Shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, instead of the principal amount of your Notes, the number of Linked Shares equal to the principal amount of your Notes divided by the initial share price (the “physical delivery amount”). Fractional shares will be paid in cash.

You may lose some or all of your principal if you invest in the Notes.

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

See “ Risk Factors” beginning on page PS-6 of this pricing supplement for risks relating to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commissions	Proceeds to Barclays Bank PLC
Per Note	100%	3.00%	97.00%
Total	$4,000,000	$120,000	$3,880,000

Barclays Capital

Pricing Supplement dated February 24, 2006

TABLE OF CONTENTS

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-6
THE LINKED SHARES	PS-9
VALUATION OF THE NOTES	PS-11
SPECIFIC TERMS OF THE NOTES	PS-11
USE OF PROCEEDS AND HEDGING	PS-19
CAPITALIZATION AND INDEBTEDNESS	PS-21
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-22

PROSPECTUS SUPPLEMENT

THE BARCLAYS BANK GROUP	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF MEDIUM-TERM NOTES	S-1
FORM, DENOMINATION AND LEGAL OWNERSHIP OF NOTES	S-5
PAYMENT AND PAYING AGENTS	S-5
RISK FACTORS RELATING TO INDEXED NOTES	S-9
RISK FACTORS RELATING TO NOTES DENOMINATED OR PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY	S-11
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-14
PLAN OF DISTRIBUTION	S-14
VALIDITY OF SECURITIES	S-16

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PRESENTATION OF FINANCIAL INFORMATION	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF PREFERENCE SHARES	25
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	31
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	51
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	54
WHERE YOU CAN FIND MORE INFORMATION	54
FURTHER INFORMATION	55
VALIDITY OF SECURITIES	55
EXPERTS	55
EXPENSES OF ISSUANCE AND DISTRIBUTION	55

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated September 21, 2005, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 22, 2005, which supplements the prospectus.

This section summarizes the following aspects of the Notes:

•	What are the Notes and how do they work?

•	What are some of the risks of the Notes?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Notes perform at maturity?

What Are the Notes and How Do They Work?

•	Return profile – The Notes are issued by Barclays Bank PLC and the return on the Notes is linked to the performance of the Linked Shares.

•	Coupon – We will pay you the interest rate stated on the cover of this pricing supplement, payable monthly in arrears, regardless of how the Linked Shares perform.

•	Return at maturity – You will receive the full principal amount of your Notes at maturity unless: (a) the final share price of the Linked Shares is lower than the initial share price of the Linked Shares and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price. If the conditions described in (a) and (b) are both true, at maturity you will receive, instead of the principal amount of your Notes, the number of Linked Shares equal to the principal amount of your Notes divided by the initial share price (fractional shares to be paid in cash).

If your payment at maturity is in Linked Shares, you will receive the number of Linked Shares for each $1,000 principal amount of your Notes calculated by the calculation agent by dividing $1,000 by the initial share price (subject to antidilution adjustments). The Linked Shares delivered to you will have a market value that is less than the full principal amount of your Notes. Accordingly, you may lose some or all of your principal if you invest in the Notes.

•	No exchange listing – The Notes will not be listed on any U.S. securities exchange or quotation system.

The Notes pay a coupon that may be higher than the coupon you would receive on fixed income securities with comparable credit ratings and maturities. In exchange for this coupon, you should be prepared to accept the risk that you may lose some or all of the principal amount of your Notes payable at maturity.

See “Pricing Supplement Summary – How Do the Notes Perform at Maturity?” and “Specific Terms of the Notes” in this pricing supplement.

What Are Some of the Risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Market risks – The Notes are exposed to the same downside price risk as the Linked Shares. If (a) the final share price of the Linked Shares is lower than the initial share price of the Linked Shares and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price, you could lose some or all of your principal. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. Also, the Notes do not have the same price appreciation potential as the Linked Shares because, at maturity, even if the value of the Linked Shares has appreciated, the value of your Notes will not exceed their principal amount.

•	Liquidity – There may be little or no secondary market for the Notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

•	Price Volatility – If the Linked Shares trade or close near or below the protection price, we expect the market value of the Notes to decline to reflect a number of factors, including our right to potentially deliver at maturity a fixed number of Linked Shares to you with a market value less than 100% of the principal amount of your Notes.

Is This the Right Investment for You?

The Notes may be the right investment for you if:

•	You are seeking relatively high current income and you are willing to accept the risks of owning equities in general and the Linked Shares in particular.

•	You believe that either: (a) the final share price of the Linked Shares will be equal to or greater than the initial share price of the Linked Shares or (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day will never fall below the protection price.

•	You are prepared to hold the Notes until maturity.

The Notes may not be the right investment for you if:

•	You are not willing to accept the risks of owning equities in general and the Linked Shares in particular.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

•	You seek an investment for which there will be an active secondary market.

•	You are not prepared to hold the Notes until maturity.

What About Taxes?

The terms of the Notes require that you treat your Notes for tax purposes as a put option that requires you to purchase the Linked Shares from us for an amount equal to the principal amount of your Notes if the payment at maturity is the physical delivery amount, and a deposit with us of cash, in an amount equal to the principal amount of your Notes to secure your potential obligation to purchase the Linked Shares. Under this tax treatment, the Coupon on the Notes is divided into interest on the deposit and premium on the put option. The interest on the deposit should be includable in income by you either currently or upon receipt, as described in greater detail under “—Certain U.S. Federal Income Tax Considerations.” The premium on the put option is generally not taxed until sale or maturity. At maturity, the premium on the put option is taxed as a short term capital gain if the payment you receive at maturity is equal to the full principal amount of your Note. If the payment at maturity is the physical delivery amount, the premium on the put option will reduce your tax basis in the Linked Shares you receive.

However, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

How Do the Notes Perform at Maturity?

Examples

Assumptions*:

Initial share price of the Linked Shares:	$41.04
Protection price:	$28.73
($41.04 x 70%)
Principal amount of Notes:	$1,000
Fixed number of Linked Shares (i.e., the physical delivery amount):	24 ($1,000.00/$ 41.04)
Coupon:	12.00% per annum, paid monthly in arrears
Monthly coupon payment:	$10.00
($1,000 x 12.00%) / 12
Dividend yield on the Linked Shares:	0.00% per annum
Dividend:	$0.00 ($1,000 x 0.00%)

*	Some of these amounts may have been rounded for ease of analysis.

Example 1 – The Linked Shares close on the final valuation date above the initial share price.

In this example, the Linked Shares close on the final valuation date at $48.00, above the initial share price. This will result in 100% of the principal amount of the Notes being returned in cash regardless of whether the Linked Shares have closed below the protection price prior to the final valuation date.

Return Calculation:

An investor receives a total of $1,120.00 in cash which includes:

100% of your principal amount =	$1,000.00
Twelve $ 10.00 coupon payments =	$120.00

TOTAL:	$1,120.00

12.00% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market value of 24 Linked Shares*=	$1,152.00
Dividend =	$0.00

TOTAL:	$1,152.00

*	24 shares x closing price on the final valuation date.

15.20% Return on Investment

Example 2 – The Linked Shares close on the final valuation date below the initial share price but never fall below the protection level.

In this example, the Linked Shares close on the final valuation date at $35.00, below the initial share price, but never fall below the protection level on or prior to the final valuation date. This will result in 100% of the principal amount of the Notes being returned in cash regardless of the performance of the Linked Shares between the initial valuation date and the final valuation date, inclusive.

Return Calculation:

An investor receives a total of $1,120.00 in cash which includes:

100% of your principal amount =	$1,000.00
Twelve $ 10.00 coupon payments =	$120.00

TOTAL:	$1,120.00

12.00% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market value of 24 Linked Shares*=	$840.00
Dividend =	$0.00

TOTAL:	$840.00

*	24 shares x closing price on the final valuation date.

–16.00% Return on Investment

Example 3 – The Linked Shares fall below the protection price and close on the final valuation date below the initial price.

In this example, the Linked Shares close below the protection price on one or more days between the initial valuation date and the final valuation date, inclusive, and close at $23.00, below the initial share price. This will result in Linked Shares (as opposed to cash) being delivered to the investor at maturity with a market value that is less than the full principal amount of the Notes, regardless of how well the Linked Shares may have performed on other days between the initial valuation date and the final valuation date. The investor then has a choice of holding the Linked Shares with the view that their price will recover over time, or selling the shares and realizing a principal loss.

Return Calculation:

Assuming a final share price of $ 23.00 with an initial share price of $ 41.04, an investor receives 24 Linked Shares with a market value of $552.00 and $ 120.00 in total coupon payments:

Market value of 24 Linked Shares delivered*=	$552.00
Twelve $ 10.00 coupon payments =	$120.00

TOTAL:	$672.00

*	24 shares x $ 23.00 market value per share

–32.80% Return on Investment

Comparative Investment in Linked Shares Calculation:

Market value of 24 Linked Shares*=	$552.00
Dividend =	$0.00

TOTAL:	$552.00

*	24 shares x closing price on the final valuation date.

–44.80% Return on Investment

Return Profile at Maturity: Comparison of Total Return of the Notes at Maturity Against Owning Linked Shares

Stock:	Linked Shares
Initial share price of the Linked Shares:	$41.04
Protection price:	$28.73
Stock performance:	75.00% to – 100.00%
Annual coupon on the Notes:	12.00%
Annual dividend yield:	0.00%
Term of the Notes:	1 year

TABLE 1 — Linked Shares do not fall below the protection price before the final valuation date.

Performance of Linked Shares
Stock Price	% Change	Price + Dividend % Change
$71.82	75.00%	75.00%
$63.61	55.00%	55.00%
$57.46	40.00%	40.00%
$53.35	30.00%	30.00%
$47.61	16.00%	16.00%
$44.32	8.00%	8.00%
$42.68	4.00%	4.00%
$41.04	0.00%	0.00%
$38.99	–5.00%	–5.00%
$36.94	–10.00%	–10.00%
$32.83	–20.00%	–20.00%
$28.73	–30.00%	–30.00%
$24.62	–40.00%	–40.00%
$20.52	–50.00%	–50.00%
$16.42	–60.00%	–60.00%
$12.31	–70.00%	–70.00%
$ 8.21	–80.00%	–80.00%
$ 4.10	–90.00%	–90.00%
$ 0.00	–100.00%	–100.00%

Notes Performance
Note Payment or Stock Value	Twelve Monthly Coupon Payments	Total	1 Year Total Return(1)
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$ 600.00	$120.00	$ 720.00	–28.00%
$ 500.00	$120.00	$ 620.00	–38.00%
$ 400.00	$120.00	$ 520.00	–48.00%
$ 300.00	$120.00	$ 420.00	–58.00%
$ 200.00	$120.00	$ 320.00	–68.00%
$ 100.00	$120.00	$ 220.00	–78.00%
$ 0.00	$120.00	$ 120.00	–88.00%

(1)	The reinvestment rate is assumed to be 0%. A positive reinvestment rate would increase the total return of the Notes relative to the total return of the underlying stock.

TABLE 2 — Linked Shares do fall below the protection price before the final valuation date.

Performance of Linked Shares
Stock Price	% Change	Price + Dividend % Change
$71.82	75.00%	75.00%
$63.61	55.00%	55.00%
$57.46	40.00%	40.00%
$53.35	30.00%	30.00%
$47.61	16.00%	16.00%
$44.32	8.00%	8.00%
$42.68	4.00%	4.00%
$41.04	0.00%	0.00%
$38.99	–5.00%	–5.00%
$36.94	–10.00%	–10.00%
$32.83	–20.00%	–20.00%
$28.73	–30.00%	–30.00%
$24.62	–40.00%	–40.00%
$20.52	–50.00%	–50.00%
$16.42	–60.00%	–60.00%
$12.31	–70.00%	–70.00%
$ 8.21	–80.00%	–80.00%
$ 4.10	–90.00%	–90.00%
$ 0.00	–100.00%	–100.00%

Notes Performance
Note Payment or Stock Value	Twelve Monthly Coupon Payments	Total	1 Year Total Return(1)
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$1,000.00	$120.00	$1,120.00	12.00%
$ 950.00	$120.00	$1,070.00	7.00%
$ 900.00	$120.00	$1,020.00	2.00%
$ 800.00	$120.00	$ 920.00	–8.00%
$ 700.00	$120.00	$ 820.00	–18.00%
$ 600.00	$120.00	$ 720.00	–28.00%
$ 500.00	$120.00	$ 620.00	–38.00%
$ 400.00	$120.00	$ 520.00	–48.00%
$ 300.00	$120.00	$ 420.00	–58.00%
$ 200.00	$120.00	$ 320.00	–68.00%
$ 100.00	$120.00	$ 220.00	–78.00%
$ 0.00	$120.00	$ 120.00	–88.00%

(1)	The reinvestment rate is assumed to be 0%. A positive reinvestment rate would increase the total return of the Notes relative to the total return of the underlying stock.

RISK FACTORS

The Notes are not secured debt and are riskier than ordinary unsecured debt securities. However, the return on the Notes is linked to the performance of the Linked Shares. Investing in the Notes is not equivalent to investing directly in the Linked Shares. See “The Linked Shares” for more information.

This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

You May Lose Some or All of Your Principal

The Notes combine features of equity and debt. The Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Linked Shares fall below the protection price and close on the final valuation date below the initial share price. In that event, we will pay you at maturity a fixed number of Linked Shares per $1,000 principal amount of your Notes with a market value less than 100% of the principal amount of your Notes. Accordingly, you may lose some or all of the amount that you invest in the Notes. See “Pricing Supplement Summary – How Do the Notes Perform at Maturity?” above.

You Will Not Benefit from Any Appreciation in the Linked Shares Above the Initial Share Price

The maximum you can receive on your Notes (excluding monthly coupon payments) is $1,000 per $1,000 principal amount of your Notes. Even if the Linked Shares trade above the initial share price between the initial valuation date and final valuation date, you will not receive Linked Shares or any other asset with the market value of the Linked Shares. Instead, you will receive a cash payment at maturity equal to 100% of the principal amount of your Notes, regardless of how high above the initial share price the Linked Shares close on any day through maturity. Under no circumstances will you receive a principal amount at maturity greater than 100% of the principal amount of your Notes.

There May Not Be an Active Trading Market in the Notes – Sales in the Secondary Market May Result in Significant Losses

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

The Market Value of the Notes May Be Influenced by Unpredictable Factors

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of the Linked Shares on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

•	the frequency and magnitude of changes in the market price of the Linked Shares (volatility);

•	whether the Linked Shares trade or close near or below the protection price;

•	the dividend rate paid on the Linked Shares (while not paid to holders of the Notes, dividend payments on the Linked Shares may influence the market price of the Linked Shares and the market value of options on the Linked Shares and therefore affect the market value of the Notes);

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any other market maker;

•	economic, financial, political, regulatory, or judicial events that affect stock markets generally, which may also affect the market price of the Linked Shares;

•	interest and yield rates in the market;

•	the time remaining to the maturity of the Notes; and

•	the creditworthiness of Barclays Bank PLC.

While it is possible that the Notes could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the Notes. Even if the Notes did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your Notes in a secondary market transaction, if such a transaction were available. Moreover, if you sell your Notes prior to maturity, you may have to sell them at a substantial discount from their principal amount if the market price of the Linked Shares is at, below, or not sufficiently above the initial share price.

If the Linked Shares trade or close near or below the protection price we expect the market value of Notes to decline to reflect our right to potentially deliver Linked Shares with a market value less than 100% of the principal amount of your Notes.

The Tax Consequences of an Investment in These Notes Are Uncertain

The United States federal income tax consequences of your investment in a Note are uncertain, as to both the timing and character of any inclusion in income in respect of your Note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a Note. For a more complete discussion of the United States federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations –Tax Treatment of U.S. Holders” below, and the section “Tax Considerations” in the accompanying prospectus.

If the Market Price of the Linked Shares Changes, the Market Value of Your Notes May Not Change in the Same Manner

Owning the Notes is not the same as owning Linked Shares. Accordingly, changes in the market price of the Linked Shares may not result in a comparable change in the market value of the Notes. If the market price of the Linked Shares increases above the initial share price, the market value of the Notes may not increase. It is also possible for the market price of the Linked Shares to increase moderately while the market value of the Notes declines.

If the market price of the Linked Shares approaches the protection price for the first time, the market value of the Notes will likely decline at a greater rate than the market price of the Linked Shares. If the Linked Shares trade near or below the protection price we expect the market value of the Notes to decline to reflect, among a number of factors, our right to potentially deliver a fixed number of Linked Shares to you with a market value less than 100% of the principal amount of your Notes.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Linked Shares, Futures or Options or Other Derivative Products on the Linked Shares, May Impair the Market Value of the Notes

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the Notes by purchasing Linked Shares, futures or options on the Linked Shares or other derivative instruments with returns linked or related to changes in the performance of the Linked Shares, and we may adjust these hedges by, among other things, purchasing or selling Linked Shares, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Linked Shares and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

In particular, when the market price of the Linked Shares approaches the protection price, we may significantly change our hedge of our obligations under the Notes. The timing and amount of transactions in Linked Shares, or options, or derivatives on the Linked Shares may affect whether and when the Linked Shares close below the protection price. Sales of Linked Shares by us to rebalance our hedge of the Notes may tend to cause the Linked Share price to trade or close below the protection price. Once the Linked Shares have closed below the protection price, we will have the right to deliver Linked Shares at maturity if the Linked Shares close below the initial share price on the final valuation date. As a result, the market value of the Notes will likely decline sharply as our right to deliver Linked Shares on settlement becomes more valuable to us.

We or one or more of our affiliates may also engage in trading in the Linked Shares and other investments relating to the Linked Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Linked Shares and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Linked Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Notes. If they do, trading of the Notes may cause Barclays Capital Inc. or other affiliates of Barclays Bank PLC to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect any secondary market price for the Notes.

The indenture governing the Notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any Linked Shares acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Linked Shares for the benefit of holders of the Notes in order to enable the holders to exchange their Notes for Linked Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Linked Shares that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

You Have No Shareholder Rights in the Linked Shares

As an owner of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of Linked Shares may have.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Company and Are Not Responsible for Its Public Disclosure of Information

We and our affiliates are not affiliated with the Company in any way and have no ability to control or predict the actions of the Company, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting the Company. The Company is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any corporate actions that might affect the market value of your Notes. The Company may take actions that will adversely affect the market value of your Notes. None of the money you pay for the Notes will go to the Company.

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Linked Shares or the Company contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Linked Shares and the Company.

You Have Limited Antidilution Protection

Barclays Capital Securities Limited, as calculation agent for the Notes, will adjust the amount payable at maturity by adjusting the initial share price (protection price) and the physical delivery amount for certain events affecting the Linked Shares, such as stock splits and stock dividends, and certain other actions involving the Linked Shares. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Linked Shares. If an event occurs that is perceived by the market to dilute the Linked Shares and does not require the calculation agent to adjust the amount of Linked Shares payable at maturity, the market value of the Notes and the amount payable at maturity may be materially and adversely affected. You should refer to “Specific Terms of the Notes – Role of Calculation Agent” in this pricing supplement for a description of the items that the calculation agent is responsible for determining.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Our affiliate, Barclays Capital Securities Limited, will serve as the calculation agent. Barclays Capital Securities Limited will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes – Role of Calculation Agent” in this pricing supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Linked Shares has occurred or is continuing on a day when the calculation agent will determine the closing price of the Linked Shares. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Calculation Agent Can Postpone the Maturity Date If a Market Disruption Event Occurs on the Final Valuation Date

If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing, the final valuation date will be postponed. The calculation agent will instead value the closing price of the Linked Shares on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the Linked Shares is not available on the last possible valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Linked Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible valuation date. No interest will accrue and be payable on your Notes after the maturity date stated on the cover of this pricing supplement if the maturity date or the final valuation date is postponed. See “Specific Terms of the Notes – Market Disruption Event” in this pricing supplement.

THE LINKED SHARES

The Nasdaq Stock Market, Inc. (the “Company”) is a provider of securities listing, trading, and information products and services. Its revenue sources include revenues from transaction services, market data products and services, listing fees, and financial products. It operates The Nasdaq Stock Market, the largest stock-based equity securities market in the United States, both in terms of number of listed companies and traded share volume. In addition, it operates the Nasdaq Market Center, which provides market participants with the ability to access, process, display and integrate orders and quotes in The Nasdaq Stock Market and other national stock exchanges. The Company also manages, operates and provides products and services in two business segments, Issuer Services segment and Market Services segment.

The Linked Shares are traded on the NASDAQ National Market under the symbol “NDAQ”. The following table sets forth the quarterly closing prices for the common stock of the Company and, based on intraday prices, the quarterly high and low prices for the common stock of the Company. We obtained the trading price information set forth below from Bloomberg L.P., without independent verification. You should not take the historical prices of the Linked Shares as an indication of future performance, which may be better or worse than the prices reported below.

Historical Performance of the Linked Shares

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2002	$11.20	$6.35	$10.00
March 31, 2003	10.45	6.75	6.95
June 30, 2003	8.75	5.15	8.05
September 30, 2003	10.10	6.50	8.05
December 31, 2003	9.50	8.00	9.45
March 31, 2004	12.60	8.55	8.60
June 30, 2004	8.80	6.30	6.30
September 30, 2004	7.00	5.53	6.90
December 31, 2004	10.50	6.40	10.20
March 31, 2005	11.86	7.60	10.70
June 30, 2005	20.00	9.81	18.86
September 30, 2005	25.75	18.80	25.35
December 31, 2005	45.23	25.33	35.18
January 1, 2006 to February 24, 2006*	46.70	36.26	41.04

Source: Bloomberg L.P.

*	High, low and closing prices are for the period starting January 1, 2006 and ending February 24, 2006

Where to Find More Information

The Linked Shares are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file information specified by the Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the Company with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Company under the Exchange Act can be located by reference to its SEC file number: 000 32651.

Information may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

The Notes are not sponsored, endorsed, sold or promoted by the Company. The Notes have not been passed on by the Company as to their legality or suitability. The Notes are not issued by and are not financial or legal obligations of the Company. The Company makes no warranties and bears no liabilities with respect to the Notes.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Company with the SEC.

We Obtained the Information About the Company and the Linked Shares in this Pricing Supplement from the Company’s Public Filings.

As noted above, we have derived all information about the Company and the Linked Shares in this pricing supplement from the publicly available documents referred to in the preceding paragraphs. We have not participated and will not participate in the preparation of any of those documents, nor have we made or will we make any “due diligence” investigation or any inquiry with respect to the Company in connection with the offering of your Note. We do not make any representation that any publicly available document or any other publicly available information about the Company is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this pricing supplement including events that would affect the accuracy or completeness of the publicly available documents referred to above or the trading price of the Linked Shares – have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the Company could affect the value you will receive at maturity and, therefore, the market value of the Notes.

We Have No Obligation to Disclose Information About the Company That We May Obtain

We or any of our affiliates may currently or from time to time engage in business with the Company, including making loans to or equity investments in the Company or providing advisory services to the Company, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the Company and, in addition, one or more of our affiliates may publish research reports about the Company. We have no obligation to disclose to you any information about the Company that we may acquire as a result of such activities. As an investor in the Notes, you should undertake such independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

VALUATION OF THE NOTES

At Maturity

As described above, a $1,000 investment in the Notes will pay $1,000 at maturity unless:

(a)	the final share price is lower than the initial share price; and

(b)	between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, instead of the principal amount of your Notes, the number of Linked Shares equal to the principal amount of your Notes divided by the initial share price (fractional shares to be paid in cash). If you receive Linked Shares in lieu of the principal amount of your Notes at maturity, the value of your investment will equal the value of the Linked Shares you receive, which could be substantially less than the value of your original investment.

Prior to Maturity

The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the market price of the Linked Shares in relation to the initial share price and the protection price, the volatility and dividend level of the Linked Shares, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of Barclays Bank PLC. You should understand that the market value of the Notes is driven by a range of interrelated factors and that while the market price of the Linked Shares is an important variable, it cannot be used as the sole measure to approximate the value of this investment. You should not use any single variable to approximate the value of this investment.

SPECIFIC TERMS OF THE NOTES

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Form, Denomination and Legal Ownership of Notes” in the accompanying prospectus supplement and “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to Barclays Bank PLC on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a purchase/resale transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

Coupon

The Notes bear interest from the issue date at a rate of 12.00% per annum, payable monthly in arrears on the same day of the month as the issue date except for any month in which that day does not exist, in which case the interest payment date will be the last day of that month, beginning the first month following the month in which the Notes are issued. The annual interest amount shall be composed of (a) a coupon representing interest at a rate of 4.92% per annum and (b) a coupon representing an option premium of 7.08% per annum. The calculation agent will calculate the monthly interest amount by multiplying the principal amount of the Notes by the annual interest rate and the applicable day count fraction calculated on a 30/360 basis. The day count fraction will be equal to 30 days divided by 360. No interest will accrue and be payable on your Notes after the respective interest payment date or the maturity date stated on the cover of this pricing supplement if such interest payment date or maturity date or the final valuation date is extended.

Payment at Maturity

Your payment at maturity for each Note you hold will depend on the performance of the Linked Shares between the initial valuation date and the final valuation date, inclusive. You will receive the full principal amount of your Notes at maturity unless: (a) the final share price is lower than the initial share price and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the Linked Shares on any day is below the protection price. If the conditions described in (a) and (b) are both true, at maturity you will receive, instead of the principal amount of your Notes, the number of Linked Shares equal to the principal amount of your Notes divided by the initial share price (fractional shares to be paid in cash). In the event that the maturity date is postponed as described under “Specific Terms of the Notes – Maturity Date” below, the related payment of principal will be made on the postponed maturity date; and no interest shall accrue for the period from and after the maturity date stated on the cover of this pricing, to such postponed maturity date.

You may lose some or all of your principal if you invest in the Notes.

Physical Delivery Amount

If the payment at maturity is in Linked Shares, the number of shares received for each $1,000 invested in the Notes is referred to as the physical delivery amount. The physical delivery amount will be calculated by the calculation agent by dividing $1,000 by the initial share price. The physical delivery amount and the initial share price may change due to stock splits or other corporate actions. See “Specific Terms of the Notes – Antidilution Adjustments” below.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, in that case the maturity date will be the next following business day. If the final valuation date referred to below occurs on a day which is less than two business days prior to the maturity date, then the maturity date will be the second business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “Specific Terms of the Notes – Market Disruption Event” below.

Regular Record Dates for Interest

The regular record date relating to an interest payment date for the Notes will be the date 15 calendar days prior to the interest payment date, whether or not that date is a business day. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 p.m., New York City time, on that day.

Final Valuation Date

The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed by more than ten business days.

Market Disruption Event

As described above, the closing price of the Linked Shares between the initial valuation date and the final valuation date, inclusive, will determine whether holders receive cash or Linked Shares at maturity of the Notes. If a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the market price of the Linked Shares is not available on the last possible valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing price for the Linked Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible valuation date.

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in Linked Shares in their primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	a suspension, absence or material limitation of trading in option contracts relating to the Linked Shares in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	The Linked Shares do not trade on the New York Stock Exchange, or the primary market for the Linked Shares, as determined by the calculation agent in its sole discretion;

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the option contracts relating to the Linked Shares.

For this purpose, an “absence of trading” in the primary securities market on which option contracts related to the Linked Shares are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option contracts related to the Linked Shares, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option contracts related to the Linked Shares in the primary market for those contracts.

Antidilution Adjustments

As described above, the closing price of the Linked Shares between the initial valuation date and the final valuation date, inclusive, will determine whether holders receive cash or Linked Shares at maturity of the Notes. The amount payable at maturity of the Notes will be based on the closing price of the Linked Shares on the final valuation date and the physical delivery amount. The physical delivery amount will be the same as the initial physical delivery amount unless the calculation agent adjusts the physical delivery amount as described below. The calculation agent will adjust the initial share price, protection price or the physical delivery amount or all of them as described below, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of the Linked Shares.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the physical delivery amount. In each case where the physical delivery amount changes, the initial share price and the protection price will generally also change. Typically, the initial share price will be adjusted as follows:

The calculation agent will adjust the initial share price by multiplying the prior initial share price by a fraction whose numerator is the prior physical delivery amount and whose denominator is the new physical delivery amount.

New Initial Share Price =

Prior Initial Share Price x	Prior Physical Delivery Amount
New Physical Delivery Amount

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors – You Have Limited Antidilution Protection”.

How Adjustments Will Be Made

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the Linked Shares, the calculation agent will calculate a corresponding adjustment to the initial share price, protection price or the physical delivery amount or all of them as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the physical delivery amount for the Notes will be adjusted to double the prior physical delivery amount, and, as a result, the initial share price and protection price will be reduced proportionately. The calculation agent will also determine the effective date of that adjustment. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the initial share price, physical delivery amount or the protection price or all of them.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the initial share price, protection price or the physical delivery amount or all of them for the first event, the calculation agent will adjust the initial share price, protection price or the physical delivery amount or all of them for the second event, applying the required adjustment to the initial share price, protection price and physical delivery amount as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, the calculation agent will not have to adjust the initial share price, protection price or the physical delivery amount unless the adjustment would result in a change to the initial share price, protection price or the physical delivery amount of at least 0.1% in the initial share price, protection price or physical delivery amount that would apply without the adjustment. The initial share price, protection price and the physical delivery amount resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the initial share price and protection price, the nearest cent, and, in the case of the physical delivery amount, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes, which results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

•	a subdivision, consolidation or reclassification of the Linked Shares or a free distribution or dividend of any Linked Shares to existing holders of the Linked Shares by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of the Linked Shares of:

•	Linked Shares,

•	other share capital or securities granting the right to payment of dividends equally or proportionately with such payments to holders of the Linked Shares, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

•	the declaration by the Company of an extraordinary or special dividend or other distribution whether in cash or Linked Shares or other assets;

•	a repurchase by the Company of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a diluting or concentrative effect on the theoretical value of the Linked Shares; or

•	a consolidation of the Company with another company or merger of the Company with another company.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split.

If the Linked Shares are subject to a stock split, then the calculation agent will adjust the physical delivery amount to equal the sum of the physical delivery amount before that adjustment (the “prior physical delivery amount”) plus the product of (1) the number of new shares issued in the stock split with respect to one Linked Share and (2) the prior physical delivery amount. The initial share price and protection price will also be adjusted as discussed above.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the Linked Shares are subject to a reverse stock split, then the calculation agent will adjust the physical delivery amount to equal the product of the prior physical delivery amount and the quotient of (1) the number of Linked Shares outstanding immediately after the reverse stock split becomes effective and (2) the number of Linked Shares outstanding immediately before the reverse stock split becomes effective. The initial share price will also be adjusted as discussed above.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the Linked Shares are subject to a stock dividend payable in Linked Shares, then the calculation agent will adjust the physical delivery amount to equal the sum of the prior physical delivery amount plus the product of (1) the number of shares issued in the stock dividend with respect to one Linked Share and (2) the prior physical delivery amount. The initial share price and protection price will also be adjusted as discussed above.

Other Dividends and Distributions

The physical delivery amount will not be adjusted to reflect dividends or other distributions paid with respect to the Linked Shares, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants with respect to the Linked Shares as described in “Specific Terms of the Notes – Antidilution Adjustments – Transferable Rights and Warrants” below, and

•	extraordinary dividends described below.

A dividend or other distribution with respect to the Linked Shares will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the Linked Shares by an amount equal to at least 10% of the closing price of the Linked Shares on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the Linked Shares trade without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the physical delivery amount to equal the product of (1) the prior physical delivery amount and (2) a fraction, the numerator of which is the closing price of the Linked Shares on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The initial share price and the protection price will also be adjusted as discussed above.

The extraordinary dividend amount with respect to an extraordinary dividend for the Linked Shares equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per Linked Share minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Linked Shares, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on the Linked Shares that is a dividend payable in Linked Shares that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the Linked Shares that is also an extraordinary dividend will result in an adjustment to the physical delivery amount only as described in “Specific Terms of the Notes – Antidilution Adjustments – Stock Dividends” above, “ — Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the Company issues transferable rights or warrants to all holders of the Linked Shares to subscribe for or purchase Linked Shares at an exercise price per share that is less than the closing price of the Linked Shares on the business day before the ex-dividend date for issuance, then the physical delivery amount will be adjusted by multiplying the prior physical delivery amount by the following fraction:

•	the numerator will be the number of Linked Shares outstanding at the close of business on the day before that ex-dividend date plus the number or additional Linked Shares offered for subscription or purchase under those transferable rights or warrants, and

•	the denominator will be the number of Linked Shares outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional Linked Shares offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The initial share price and the protection price will also be adjusted as discussed above.

Reorganization Events

Each of the following is a reorganization event:

•	the Linked Shares are reclassified or changed;

•	the Company has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding Linked Shares are exchanged for or converted into other property;

•	a statutory share exchange involving outstanding Linked Shares and the securities of another entity occurs, other than as part of an event described above;

•	the Company sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the Company effects a spin-off – that is, issues to all holders of the Linked Shares equity securities of another issuer, other than as part of an event described above; or

•	the Company is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all outstanding Linked Shares.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the initial share price, the physical delivery amount and the protection price by adjusting the amount and type of property or properties – whether cash, securities, other property or a combination – that a prior holder of an amount of Linked Shares equal to the physical delivery amount would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the Linked Shares may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the physical delivery amount to consist of the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new physical delivery amount. The calculation agent will do so to the same extent that it would make adjustments if Linked Shares were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the physical delivery amount, the required adjustment will be made with respect to that component, as if it alone were the physical delivery amount.

For example, if the Company merges into another company and each Linked Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the physical delivery amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the new stock redemption amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “Specific Terms of the Notes –Antidilution Adjustments”, as if the common shares were Linked Shares. In that event, the cash component will not be adjusted but will continue to be a component of the physical delivery amount (with no interest adjustment). Consequently, the final Note value will include the final value of the two shares of the surviving company and the cash.

In this pricing supplement, references to the calculation agent adjusting the physical delivery amount in respect of a dilution event mean that the calculation agent will adjust the physical delivery amount in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for Linked Shares as described above. Consequently, in this pricing supplement, references to Linked Shares mean any distribution property that is distributed in a reorganization event and comprises the adjusted physical delivery amount. Similarly, references to the Company mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “Specific Terms of the Notes – Default Amount on Acceleration – Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-

term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “— Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment or delivery on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of Linked Shares or distribution property ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus supplement but that is not a day on which the principal securities market for the Linked Shares is authorized by law or executive order to close.

Modified Business Day

Any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date” and “Final Valuation Date” above. The same will apply to any delivery of Linked Shares that would otherwise be due on a day that is not a business day. For the Notes, however, the term business day has a different meaning than it does for other medium-term notes. We discuss this term under “Specific Terms of the Notes – Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price of the Linked Shares, antidilution adjustments, market disruption events, business days, the default amount (only in the case of a market disruption event) and the amount payable in respect of your Notes and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this pricing supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

Special Calculation Provisions

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day,

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of Linked Shares and listed or over-the-counter options on the Linked Shares prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

In this regard, we or our affiliates may:

•	acquire or dispose of Linked Shares or other securities of the Company,

•	take or dispose of positions in listed or over- the-counter options, futures or other instruments based on the Linked Shares,

•	take or dispose of positions in listed or over- the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, or

•	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Linked Shares, listed or over-the-counter options or futures on the Linked Shares or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” in this pricing supplement for a discussion of these adverse effects.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the authorised and issued share capital of Barclays Bank PLC and the Group’s total shareholders’ equity, indebtedness and contingent liabilities as at December 31, 2005. The information has been prepared in accordance with the International Financial Reporting Standards (IFRS).

As at December 31, 2005
‘000
Share capital of Barclays Bank PLC
Authorised ordinary share capital — shares of £1 each	3,000,000
Authorised preference share capital — shares of £100 each	400
Authorised preference share capital — shares of £1 each	1
Authorised preference share capital — shares of U.S.$100 each	400
Authorised preference share capital — shares of U.S.$0.25 each	80,000
Authorised preference share capital — shares of €100 each	400

Ordinary shares — issued and fully paid shares of £1 each	2,318,361
Preference shares — issued and fully paid shares of £100 each	75
Preference shares — issued and fully paid shares of £1 each	1
Preference shares — issued and fully paid shares of U.S.$100 each	100
Preference shares — issued and fully paid shares of €100 each	240

£ million
Shareholders’ equity
Called up share capital	2,348
Share premium account	8,882
Available for sale reserve	257
Cash flow hedging reserve	70
Other shareholders’ funds	2,490
Translation reserve	156
Retained earnings	8,462

Shareholders’ equity excluding minority interests	22,665
Minority interests	1,578

Total Shareholders’ equity	24,243

Group indebtedness (1)
Subordinated liabilities
Undated loan capital — non-convertible	4,397
Dated loan capital — convertible	38
Dated loan capital — non-convertible(2)	8,028
Debt securities in issue	103,328

Total indebtedness	115,791

Total capitalisation and indebtedness	140,034

Group contingent liabilities
Acceptances and endorsements	283
Assets pledged as collateral security	38,035
Other contingent liabilities	8,825

Total contingent liabilities	47,143

Notes:

(1)	“Group indebtedness” includes interest accrued as at December 31, 2005 in accordance with International Financial Reporting Standards.
(2)	On January 20, 2006, Barclays Bank PLC issued €1,250,000,000 Callable Floating Rate Subordinated Notes due 2016.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;

•	a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for U.S. federal income tax purposes;

•	a foreign corporation for U.S. federal income tax purposes;

•	an estate whose income is not subject to U.S. federal income tax on a net income basis; or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or a “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

General

There are no regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one approach, each Note should be treated as a put option (the “Put Option”) that requires you to purchase the Linked Shares from us for an amount equal to the Deposit (as defined below) if the payment at maturity is the physical delivery amount and a deposit with us of cash, in an amount equal to the principal amount of your Notes (the “Deposit”) to secure your potential obligation to purchase the Linked Shares. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the Linked Shares for all U.S. federal income tax purposes. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Tax Treatment of U.S. Holders

A portion of the Coupon on a Note should be treated as interest on the Deposit, and the remainder should be treated as put premium paid by us in respect of the Put Option (the “Put Premium”). We have determined that, and by purchasing the Notes you agree to treat, 4.92% of the 12.00% coupon as interest on the Deposit and 7.08% as Put Premium.

Interest on the Notes. We will treat the Deposit as a short-term obligation. Under certain Treasury regulations, a short-term obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. Accordingly, we will treat the Deposit as issued at a discount equal to the payment of interest on the Deposit for U.S. federal income tax purposes. Accrual method and cash method U.S. Holders that elect to accrue the discount currently should include the discount in income as it accrues on a straight line basis, unless they elect to accrue the discount on a constant yield method based on daily compounding. A cash method U.S. Holder that does not elect to accrue the discount should include the portion of the payments attributable to interest on the Deposit as income upon receipt. A cash method U.S. Holder that does not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Note in an amount not exceeding the accrued interest until it is included in income. Additionally, in the case of a cash method U.S. Holder that does not elect to accrue the discount in income currently, any gain realized on the Deposit upon the sale, retirement, or exchange of the Note will be ordinary income to the extent of the discount that has accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and has not previously been included in income through the date of the sale, retirement, or exchange.

Put Premium on the Notes. The Put Premium should not be taxable to a U.S. Holder upon its receipt. If the Put Option expires unexercised (i.e., the payment at maturity is equal to the full principal amount of the Notes), the U.S. Holder should recognize the total Put Premium received as short-term capital gain at such time.

If the Put Option is exercised (i.e., the payment at maturity is equal to the physical delivery amount), the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares, as described below). The U.S.Holder should have an adjusted tax basis in all Linked Shares received (including for this purpose any fractional shares) equal to the Deposit, less the total Put Premium received. The U.S. Holder’s holding period for any Linked Shares received should start on the day after the delivery of the Linked Shares. The U.S. Holder should generally recognize a short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares, which is equal to the U.S. Holder’s basis in all of the Linked Shares (including the fractional shares), times a fraction, the numerator of which is the fractional shares and the denominator of which is all of the Linked Shares (including fractional shares).

U.S. Holders should consult the offering documents for the Linked Shares for the U.S. federal income tax treatment of acquiring, owning and selling the Linked Shares.

Sale or Exchange of the Notes

Upon a sale, redemption, or other taxable disposition of a Note for cash, a U.S. Holder should allocate the cash received between the Deposit and the Put Option on the basis of their respective values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sales proceeds allocable to the Deposit (less accrued acquisition discount that has not been included in income, which is described above under “ — Tax Treatment of U.S. Holders-Interest Payment on the Notes”) and the U.S. Holder’s adjusted tax basis in the Deposit (which will generally equal 100% of the principal amount of your Note increased by any discount recognized on the Deposit. Such gain or loss should be short-term capital gain or loss. If the Put Option has a positive value on the date of a sale of a Note, the U.S. Holder should recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Note plus any previously received Put Premium. If the Put Option has a negative value on the date of sale, the U.S. Holder should be treated as having paid the buyer an amount equal to the negative value in order to assume the U.S. Holder’s rights and obligations under the Put Option. In such a case, the U.S. Holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. Holder with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sales price allocated to the Deposit in determining the gain or loss in respect of the Deposit. The deductibility of capital losses by U.S. Holders is subject to limitations.

Alternative Characterization and Treatments

Although we intend to treat each Note as a Deposit and a Put Option as described above, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, the Notes could be treated as “contingent payment debt instruments” (“CPDIs”) for federal income tax purposes. In this case, in general, U.S. Holders should accrue original issue discount on the Notes based on a yield (the comparable yield) at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to those of the Notes, and a projected payment schedule would be constructed that would reflect the value of the payment at maturity, and would produce the comparable yield. If the actual value of the payment at maturity were to exceed the amount projected on the schedule, the U.S. Holder should include in income additional interest income. In contrast, if the actual value of the payment at maturity were less than the amount projected on the schedule, the U.S. Holder should first offset any original issue discount accrued on the Note in the taxable year by the amount of the shortfall, and thereafter should be entitled to an ordinary deduction to the extent of previously accrued original issue discount on the Note. Shortfalls remaining upon retirement or at the time of a sale or other disposition of the Note should be treated as reducing the amount realized. In addition, any gain realized upon a sale or exchange of the Notes would be treated as ordinary income.

Other characterizations and treatments of the Notes are possible. Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Tax Treatment of Non-U.S. Holders

A Non-U.S. Holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note, should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the Non-U.S. Holder provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person, (2) the Non-U.S. Holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the Non-U.S. Holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Linked Shares are actively traded within the meaning of Section 871(h)(4)(C)(v) of the Code. We expect the Linked Shares to be treated as actively traded within the meaning of Section 871(h)(4)(C)(v).

To the extent these conditions are not met, a 30% withholding tax may apply to the difference between the payment at maturity and the principal amount of the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder. In the latter case, such Non-U.S. Holder should be subject to United States federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers.

In general, the gain realized on the sale, exchange or retirement of the Notes by a Non-U.S. Holder should not be subject to U.S. federal income tax with respect to the Notes. However, if the amount realized upon the sale, exchange or settlement of a Note is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, the Non-U.S. Holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax. Additionally, if the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the year the gain is recognized and certain other conditions are satisfied, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which the gains derived from the sale, exchange or settlement that are from U.S. sources exceed capital losses allocable to U.S. sources.

Non-U.S. Holders should consult the offering documents for the Linked Shares for the U.S. federal income tax treatment of acquiring, owning and selling the Linked Shares.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The Notes may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the Notes at the time of his or her death. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Non-U.S. Holders should consult the offering documents for the Linked Shares for the federal estate tax treatment of acquiring, owning and selling the Linked Shares.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the Noteholder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the Noteholder’s federal income tax, provided the Noteholder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

$4,000,000

BARCLAYS BANK PLC

12.00% EXCHANGEABLE NOTES DUE FEBRUARY 28, 2007

LINKED TO THE COMMON STOCK OF

THE NASDAQ STOCK MARKET, INC.

PRICING SUPPLEMENT

FEBRUARY 24, 2006

(TO PROSPECTUS DATED SEPTEMBER 21, 2005 AND

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 22, 2005)

Barclays Capital